Exhibit 99.2

/C O R R E C T I O N — WMI Liquidating Trust/

In the news release, WMI Liquidating Trust Announces Court Approval to Close Chapter 11 Cases, issued 20-Dec-2019 by WMI Liquidating Trust over PR Newswire, we are advised by the company that the second paragraph, first sentence, should read “between approximately $35 million and $40 million” rather than “approximately $35 million and $40 million” and that the third paragraph, first sentence, should read “Following the Distribution,” rather than “Following to the Distribution,” and that the third paragraph, second sentence, should read “No additional distributions of cash or equity will be made by the Trust following the final Distribution, other than a final distribution of shares of common stock currently on deposit in the Disputed Equity Escrow (as defined in the Plan).” rather than “No additional distributions of cash or equity will be made by the Trust following the final Distribution.” as originally issued inadvertently. The complete, corrected release follows:

WMI Liquidating Trust Announces Court Approval to Close Chapter 11 Cases

SEATTLE, Dec. 23, 2019 /PRNewswire/ — WMI Liquidating Trust (the “Liquidating Trust”) (the “Trust”), formed pursuant to the confirmed Seventh Amended Joint Plan of Affiliated Debtors under Chapter 11 of the United States Bankruptcy Code (as modified, the “Plan”) of Washington Mutual, Inc., today announced that the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) has approved an order authorizing the closing of the Debtors’ Chapter 11 cases, among other things.

In connection with the Bankruptcy Court’s approval, the Trust expects to initiate a final cash distribution (the “Distribution”) of between approximately $35 million and $40 million to beneficiaries of the Trust in accordance with the provisions of the Plan on or about January 10, 2020.

Following the Distribution, the Trust will begin the process of terminating its operations and initiating the winding-up and dissolution of the entity in accordance with Delaware law. No additional distributions of cash or equity will be made by the Trust following the final Distribution, other than a final distribution of shares of common stock currently on deposit in the Disputed Equity Escrow (as defined in the Plan). Current members of the Trust’s management team are expected to manage the winding-up and dissolution of the Trust.

Further information about WMI Liquidating Trust, including Frequently Asked Questions, can be found at www.wmitrust.com.

Contact

Andrew Siegel / Jed Repko / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449